Exhibit 3.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AROGO CAPITAL ACQUISITION CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

AROGO CAPITAL ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Arogo Capital Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 9, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 9, 2021 (the “Amended and Restated Certificate of Incorporation”). A First Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 28, 2023.

2.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	Section 9.1(c) of Article IX is hereby deleted in its entirety and replaced with the following:

(c)	In the event that the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional twelve months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of (x) $40,000 or (y) $0.04 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension until December 29, 2024 unless the Closing of the Company’s initial business combination shall have occurred for such extension and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.

IN WITNESS WHEREOF, Arogo Capital Acquisition Corp. has caused this Second Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 28th day of September 2023.

Arogo Capital Acquisition Corp.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer